--------------------------------------------------------------------------------
SEC 1746 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
 (2-98)   DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                                           ----------------------------
                                                                   OMB APPROVAL
                                                           ----------------------------
                                                           ----------------------------
                                  UNITED STATES            OMB NUMBER:
                       SECURITIES AND EXCHANGE COMMISSION  3235-0145
                             WASHINGTON, D.C. 20549
                                                           ----------------------------
                                                           ----------------------------
                                                           EXPIRES:    OCTOBER 31, 2002
                                                           ----------------------------
                                                           ----------------------------
                                                           ESTIMATED AVERAGE BURDEN
                                                           HOURS PER RESPONSE......14.9
                                                           ----------------------------
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                           ACCESS ANYTIME BANCORP, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00431F 10 5
             -------------------------------------------------------
                                 (CUSIP Number)

                                Norman R. Corzine
                                 P.O. Box 16810
                              Albuquerque, NM 87111
                                 (505) 299-0900
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 22, 2001
             -------------------------------------------------------
             (Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(E), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004317 10-5                       13D                        Page ___ of ___ Pages
          -----------
-------------------------------------------------------------------------------------------------------------------
(1)      Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons.

         Norman R. Corzine
-------------------------------------------------------------------------------------------------------------------
(2)      check the Appropriate Box if a Member                          (a)     / X /
         of a Group                                                     (b)     /   /
-------------------------------------------------------------------------------------------------------------------
(3)      SEC use Only

-------------------------------------------------------------------------------------------------------------------
(4)      Source of Funds
          N/A
-------------------------------------------------------------------------------------------------------------------
(5)      Check if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2 (d) or 2 (e)
-------------------------------------------------------------------------------------------------------------------
(6)      Citizenship or Place or Organization
          USA
-------------------------------------------------------------------------------------------------------------------
Number of Shares                          (7)  Sole Voting
Beneficially owned                             Power                                85,040
By Each Reporting                         -------------------------------------------------------------------------
Person with                               (8)  Shared Voting
                                               Power                               239,958
                                          -------------------------------------------------------------------------
                                          (9)   Sole Dispositive
                                                Power                               85,040
                                          ----------------------------------------------------------------------------
                                          (10)  Shared Dispositive
                                                Power                               15,958
-------------------------------------------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                324,998
-------------------------------------------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     21.4% based on a denominator of (a) 1,465,173 shares outstanding on March 16,
     2001, plus (b) 51,900 shares subject to options which are deemed outstanding pursuant to Rule 13d-3(d)(1)(i).
--------------------------------------------------------------------------------
(14) Type of Reporting*
     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SEC 1746 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
 (2-98)   DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                                           ----------------------------
                                                                   OMB APPROVAL
                                                           ----------------------------
                                                           ----------------------------
                                  UNITED STATES            OMB NUMBER:
                       SECURITIES AND EXCHANGE COMMISSION  3235-0145
                             WASHINGTON, D.C. 20549
                                                           ----------------------------
                                                           ----------------------------
                                                           EXPIRES:    OCTOBER 31, 2002
                                                           ----------------------------
                                                           ----------------------------
                                                           ESTIMATED AVERAGE BURDEN
                                                           HOURS PER RESPONSE......14.9
                                                           ----------------------------
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                           ACCESS ANYTIME BANCORP, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00431F 10 5
                                 (CUSIP Number)

                              Kenneth J. Huey, Jr.
                                  P.O. Box 1569
                                Clovis, NM 88101
                                 (505) 762-4417
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 22, 2001

             (Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(E), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004317 10-5                       13D                        Page ___ of ___ Pages
          -----------
-------------------------------------------------------------------------------------------------------------------
(1)      Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons.
         Kenneth J. Huey, Jr.
-------------------------------------------------------------------------------------------------------------------
(2)      check the Appropriate Box if a Member                                  (a)     / X /
         of a Group                                                             (b)     /   /
-------------------------------------------------------------------------------------------------------------------
(3)      SEC use Only

-------------------------------------------------------------------------------------------------------------------
(4)      Source of Funds
         N/A
-------------------------------------------------------------------------------------------------------------------
(5)      check if disclosure of Legal Proceedings is Required Pursuant to
         Items 2 (d) or 2 (e)
-------------------------------------------------------------------------------------------------------------------
(6)      Citizenship or Place or Organization
         USA
-------------------------------------------------------------------------------------------------------------------
Number of Shares                          (7)  Sole Voting
Beneficially owned                             Power                             -0-
By Each Reporting                         -------------------------------------------------------------------------
Person with                               (8)  Shared Voting
                                               Power                          309,603
                                          -------------------------------------------------------------------------
                                          (9)  Sole Dispositive
                                               Power                             -0-
                                          -------------------------------------------------------------------------
                                          (10) Shared Dispositive
                                               Power                          85,603
-------------------------------------------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                          309,603
-------------------------------------------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     20.4% based on a denominator of (a) 1,465,173 shares outstanding on March 16,
     2001, plus (b) 51,900 shares subject to options which are deemed outstanding pursuant to Rule 13d-3(d)(1)(i).
-------------------------------------------------------------------------------------------------------------------
(14) Type of Reporting*
     IN
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SEC 1746 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
 (2-98)   DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                                           ----------------------------
                                                                   OMB APPROVAL
                                                           ----------------------------
                                                           ----------------------------
                                  UNITED STATES            OMB NUMBER:
                       SECURITIES AND EXCHANGE COMMISSION  3235-0145
                             WASHINGTON, D.C. 20549
                                                           ----------------------------
                                                           ----------------------------
                                                           EXPIRES:    OCTOBER 31, 2002
                                                           ----------------------------
                                                           ----------------------------
                                                           ESTIMATED AVERAGE BURDEN
                                                           HOURS PER RESPONSE......14.9
                                                           ----------------------------
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                           ACCESS ANYTIME BANCORP, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00431F 10 5
                                 (CUSIP Number)

                               Robert Chad Lydick
                                  P.O. Box 1386
                                Clovis, NM 88101
                                 (505) 762-3771
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 22, 2001

             (Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(E), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004317 10-5                       13D                        Page ___ of ___ Pages
          -----------
-------------------------------------------------------------------------------------------------------------------
(1)     Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons.
        Robert Chad Lydick
-------------------------------------------------------------------------------------------------------------------
(2)     check the Appropriate Box if a Member                        (a)     / X /
        of a Group                                                   (b)     /   /
-------------------------------------------------------------------------------------------------------------------
(3)     SEC use Only

-------------------------------------------------------------------------------------------------------------------
(4)     Source of Funds
        N/A
-------------------------------------------------------------------------------------------------------------------
(5)     check if disclosure of Legal Proceedings is Required Pursuant to
        Items 2 (d) or 2 (e)
-------------------------------------------------------------------------------------------------------------------
(6)     Citizenship or Place or Organization
        USA
-------------------------------------------------------------------------------------------------------------------
Number of Shares                          (7)  Sole Voting
Beneficially owned                             Power                               -0-
By Each Reporting                         ----------------------------------------------------------------------------
Person with                               (8)  Shared Voting
                                               Power                           295,177
                                          ----------------------------------------------------------------------------
                                          (9)  Sole Dispositive
                                               Power                               -0-
                                          ----------------------------------------------------------------------------
                                          (10) Shared Dispositive
                                               Power                            71,177
-------------------------------------------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                               295,177
-------------------------------------------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     20.1% based on a denominator of (a) 1,465,173 shares outstanding on March 16,
     2001, plus (b) 5,680 shares subject to options which are deemed outstanding pursuant to Rule 13d-3(d)(1)(i).
-------------------------------------------------------------------------------------------------------------------
(14) Type of Reporting*
     IN
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SEC 1746 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
 (2-98)   DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                                           ----------------------------
                                                                   OMB APPROVAL
                                                           ----------------------------
                                                           ----------------------------
                                  UNITED STATES            OMB NUMBER:
                       SECURITIES AND EXCHANGE COMMISSION  3235-0145
                             WASHINGTON, D.C. 20549
                                                           ----------------------------
                                                           ----------------------------
                                                           EXPIRES:    OCTOBER 31, 2002
                                                           ----------------------------
                                                           ----------------------------
                                                           ESTIMATED AVERAGE BURDEN
                                                           HOURS PER RESPONSE......14.9
                                                           ----------------------------
                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*

                           ACCESS ANYTIME BANCORP, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00431F 10 5
                                 (CUSIP Number)

                                David Ottensmeyer
                                102 Crofton Court
                                  Fairhope, AL
                                 (334) 990-4488
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 22, 2001

             (Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(E), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004317 10-5                       13D                        Page ___ of ___ Pages
          -----------
-------------------------------------------------------------------------------------------------------------------
(1)     Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons.

        David Ottensmeyer
-------------------------------------------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member                         (a)     / X /
        of a Group                                                    (b)     /   /
-------------------------------------------------------------------------------------------------------------------
(3)     SEC use Only

-------------------------------------------------------------------------------------------------------------------
(4)     Source of Funds
        N/A
-------------------------------------------------------------------------------------------------------------------
(5)     check if disclosure of Legal Proceedings is Required Pursuant to
        Items 2 (d) or 2 (e)
-------------------------------------------------------------------------------------------------------------------
(6)     Citizenship or Place or Organization
        USA
-------------------------------------------------------------------------------------------------------------------
Number of Shares                          (7)  Sole Voting
Beneficially owned                             Power                                   -0-
By Each Reporting                         ----------------------------------------------------------------------------
Person with                               (8)  Shared Voting
                                               Power                               253,580
                                          ----------------------------------------------------------------------------
                                          (9)  Sole Dispositive
                                               Power                                   -0-
                                          ----------------------------------------------------------------------------
                                          (10) Shared Dispositive
                                               Power                                29,580
-------------------------------------------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                          253,580
-------------------------------------------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     17.3% based on a denominator of (a) 1,465,173 shares outstanding on March 16,
     2001, plus (b) 4,080 shares subject to options which are deemed outstanding pursuant to Rule 13d-3(d)(1)(i).
-------------------------------------------------------------------------------------------------------------------
(14) Type of Reporting*
     IN
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SEC 1746 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
 (2-98)   DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                                           ----------------------------
                                                                   OMB APPROVAL
                                                           ----------------------------
                                                           ----------------------------
                                  UNITED STATES            OMB NUMBER:
                       SECURITIES AND EXCHANGE COMMISSION  3235-0145
                             WASHINGTON, D.C. 20549
                                                           ----------------------------
                                                           ----------------------------
                                                           EXPIRES:    OCTOBER 31, 2002
                                                           ----------------------------
                                                           ----------------------------
                                                           ESTIMATED AVERAGE BURDEN
                                                           HOURS PER RESPONSE......14.9
                                                           ----------------------------
                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*

                           ACCESS ANYTIME BANCORP, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00431F 10 5
                                 (CUSIP Number)

                                Allan M. Moorhead
                            8322 Washington Place, NE
                              Albuquerque, NM 87113
                                 (505) 821-2563
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 22, 2001

             (Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(E), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004317 10-5                       13D                        Page ___ of ___ Pages
          -----------
-------------------------------------------------------------------------------------------------------------------
(1)     Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons.
        Allan M. Moorhead
-------------------------------------------------------------------------------------------------------------------
(2)     check the Appropriate Box if a Member                (a)     / X /
        of a Group                                           (b)     /   /
-------------------------------------------------------------------------------------------------------------------
(3)     SEC use Only

-------------------------------------------------------------------------------------------------------------------
(4)     Source of Funds
        N/A
-------------------------------------------------------------------------------------------------------------------
(5)     check if disclosure of Legal Proceedings is Required Pursuant to
        Items 2 (d) or 2 (e)
-------------------------------------------------------------------------------------------------------------------
(6)     Citizenship or Place or Organization
        USA
-------------------------------------------------------------------------------------------------------------------
Number of Shares                          (7)   Sole Voting
Beneficially owned                              Power                               2,592
By Each Reporting                         ----------------------------------------------------------------------------
Person with                               (8)   Shared Voting
                                                Power                             245,058
                                          ----------------------------------------------------------------------------
                                          (9)   Sole Dispositive
                                                Power                               2,592
                                          ----------------------------------------------------------------------------
                                          (10)  Shared Dispositive
                                                Power                              21,058
-------------------------------------------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                          247,650
-------------------------------------------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     16.8% based on a denominator of (a) 1,465,173 shares outstanding on March 16,
     2001, plus (b) 9,180 shares subject to options which are deemed outstanding pursuant to Rule 13d-3(d)(1)(i).
-------------------------------------------------------------------------------------------------------------------
(14) Type of Reporting*
     IN
-------------------------------------------------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER

         The title of the class of equity securities to which this statement on Schedule 13D relates is the common stock $.01 par value, of Access Anytime BanCorp, Inc., 801 Pile Street, Clovis, NM 88101.

ITEM 2. IDENTITY AND BACKGROUND

(a)      NAME:    (1) Norman R. Corzine
                  (2) Kenneth J. Huey, Jr.
                  (3) Robert Chad Lydick
                  (4) Allan M. Moorhead
                  (5) David Ottensmeyer
(b)      BUSINESS ADDRESS:
                  (1) PO Box 16810, 5210 Eubank NE, Albuquerque, NM 87111
                  (2) PO Box 1569, 801 Pile Street, Clovis, NM 88101
                  (3) PO Box 1386, Clovis, NM 88102
                  (4) 8322 Washington Place, NE, Albuquerque, NM 87113
                  (5) 102 Crofton Ct, Fairhope, AL 36532
(c)      PRINCIPAL OCCUPATION:
                  (1) Access Anytime BanCorp, Inc./PO Box 1569, Clovis, NM 88102
                      Chairman of the Board/CEO
                  (2) Access Anytime BanCorp, Inc./PO Box 1569, Clovis, NM 88102
                      President and CFO
                  (3) Lydick Engineers and Surveyors, Inc., Inc./PO Box 1358,
                      Clovis, NM 88102 President
                  (4) Mechanical Representatives, Inc./8322 Washington, Pl, NE,
                      Albuquerque, NM 87113
                      President & CEO
                  (5) Retired Healthcare Consultant
                      102 Crofton Ct., Fairhope, AL 36532
(d)               (1) No
                  (2) No
                  (3) No
                  (4) No
                  (5) No
(e)               (1) No
                  (2) No
                  (3) No
                  (4) No
                  (5) No
(f)               (1) USA
                  (2) USA
                  (3) USA
                  (4) USA
                  (5) USA

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         On May 1, 2000, 240,000 shares were purchased by a leveraged ESOP with an ESOP loan in the amount of $1,350,000 from The Frost National Bank, San Antonio, Texas. Effective March 22, 2001, the persons filing this statement are the members of the ESOP Committee which controls voting of the unallocated ESOP shares (i.e., shares which have not been allocated to participants). 16,000 shares have been allocated and 224,000 are currently unallocated.
         In addition, the other shares shown as beneficially owned by each person are those shares not related to their membership on the ESOP Committee.

ITEM 4. PURPOSE OF TRANSACTION

         The reporting persons are the members of the ESOP Committee which controls voting of the unallocated shares in the ESOP and are therefore deemed to be the beneficial owners with shared voting power over the 224,000 unallocated ESOP shares. The reporting persons have no dispositive power over such unallocated shares. The purpose of the overall plan transaction is the funding of a leveraged ESOP for employees of the issuer and its subsidiary. The filing of this statement results from the naming of the reporting persons to the ESOP Committee effective March 22, 2001, replacing the individual who had served as the sole member of the ESOP Committee and had previously filed a Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         Please refer to Cover Page.
         Mr. Norman R. Corzine has 51,900 in AABC Options Mr. Kenneth J. Huey, Jr. has 51,900 in AABC Options Mr. Robert Chad Lydick has 5,680 in AABC Options Mr. Allan Moorhead has 9,180 in AABC Options
         Mr. David Ottensmeyer has 4,080 in AABC Options

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         224,000 shares are unallocated shares held in a leveraged ESOP (i.e., shares which have not been allocated to plan participants), a qualified plan under ERISA, for employees of the issuer and its subsidiary. The Trustee of the ESOP is First Financial Trust Company, Albuquerque, NM. The reporting persons do not have dispositive control over these shares. The shares are pledged as security for the ESOP loan to the ESOP Trust, and the ESOP loan is guaranteed by the issuer. The lending bank is The Frost National Bank, San Antonio, Texas. The reporting persons are members of the Board of Directors of the Company and have no plans or proposals of the type described in subparagraph (a) through (j) of Item 4, except as disclosed in the Company's Proxy Statement which is being mailed around March 22, 2001.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Profit Sharing and Employee Stock Ownership Plan of First Savings Bank, F.S.B. (incorporated by reference from the Company's Registration Statement on Form 8-A, filed October 11, 1996, SEC File No. 001-12309).

Amendment Number One to Profit Sharing and Employee Stock Ownership Plan of First Savings Bank, F.S.B. (refiled) (incorporated by reference from the Company's Registration Statement on Form 8-A, filed October 11, 1996, SEC File No. 001-12309).

Amendment Number Two to Profit Sharing and Employee Stock Ownership Plan of First Savings Bank, F.S.B. (incorporated by reference from the Company's September 30, 1999 10-QSB, , SEC File No. 0-28894).

Amendment Number Three to Profit Sharing and Employee Stock Ownership Plan of FIRSTBANK (Formerly First Savings Bank, F.S.B.) (incorporated by reference from the Company's September 30, 1999 10-QSB, SEC File No. 0-28894).

Amendment Number Four to Profit Sharing and Employee Stock Ownership Plan of FIRSTBANK (Formerly First Savings Bank, F.S.B.) (incorporated by reference from the Company's September 30, 1999 10-QSB, SEC File No. 0-28894).

Profit Sharing and Employee Stock Ownership Plan of FIRSTBANK dated October 18, 2000 (incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, SEC File No. 0-28894).


Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature

--------------------------------------------------------------------------------
Name/Title

--------------------------------------------------------------------------------

Date

--------------------------------------------------------------------------------
Signature

--------------------------------------------------------------------------------
Name/Title

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature

--------------------------------------------------------------------------------
Name/Title

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature

--------------------------------------------------------------------------------
Name/Title

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature

--------------------------------------------------------------------------------
Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.